Exhibit 99.1

Natural Alternatives International, Inc. Announces a $1 Million Increase

in its Stock Repurchase Plan

Carlsbad, Calif., December 5, 2022 /PRNewswire/ -- Natural Alternatives International, Inc. ("NAI") (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced its Board of Directors authorized a $1.0 million increase to its stock repurchase plan bringing the total plan authorized repurchase amount to $19.0 million. Under the repurchase plan, NAI may, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions. To date, we have purchased 2.1 million shares under this repurchase plan and after this increase we will have $1.2 million available for future stock repurchases under the plan.

Mark A. Le Doux, Chairman and Chief Executive Officer of NAI stated, “We believe our stock continues to trade at levels significantly below the fair value of our company and we have increased our buyback authority to allow us to continue to purchase our shares. Our management team remains confident in our long-term success and the growth potential of our business. We are committed to expanding our business through growth in sales and we are excited that our new manufacturing and warehouse facility in Carlsbad, CA will become operational early in the new calendar year.”

NAI, headquartered in Carlsbad, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, the fair value of our company, the growth potential of our business, our ability to acquire our shares on a reasonable basis, development of our new manufacturing and warehouse facility, as well as future economic conditions and the impact of such conditions on our business. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI's financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

CONTACT – Michael Fortin, Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com/

SOURCE Natural Alternatives International, Inc.